Exhibit 99.1
Martin Midstream Partners Announces Sale of its Mont Belvieu
Railrack Facility to an Affiliate of Enterprise Products Partners L.P.
     KILGORE, Texas, May 4, 2009/GlobeNewswire/ — Martin Midstream Partners L.P. (Nasdaq: MMLP) announced today that it has completed the sale of its Mont Belvieu, Texas, natural gas liquids (NGL) railroad unloading terminal to Enterprise Products Operating LLC, an affiliate of Enterprise Products Partners L.P. (NYSE: EPD) for approximately $23.1 million.
     The facility has been operated by MMLP or its predecessor since 1991 and has the capability to unload refinery grade propylene (RGP) railcars and transport the RGP to the Enterprise Products Operating Mont Belvieu facility via pipeline. As part of its 2008 organic growth plan, Martin entered into an agreement with Enterprise to significantly enhance the existing railrack facility by expanding its throughput capacity. Under the terms set forth in the sale agreement, Martin will finish construction related to the expansion which is expected in June 2009.
     Due to the economic downturn and limited access to the capital markets, MMLP has been evaluating the potential divestiture of non-core assets such as this facility. The sale of this facility will provide MMLP with improved liquidity and will result in a negligible loss of distributable cash flow to MMLP.
     The facility supplies Enterprise’s propane/propylene facility in Mont Belvieu, which is part of the world’s largest NGL fractionation complex, and features approximately 100 million barrels of liquids storage capacity.
About Martin Midstream Partners
     Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering, processing and NGL distribution; marine transportation services for petroleum products and by-products; and sulfur and sulfur-based products processing, manufacturing, and distribution. For additional information concerning Martin Midstream Partners visit www.martinmidstream.com.
Forward-Looking Statements
     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.

2